UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 17, 2012

Stillwater Mining Company

(Exact name of registrant as specified in its charter)

Delaware	001-13053	81-0480654
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1321 Discovery Drive

Billings, Montana 59102

(Address of principal executive offices)

Registrant’s telephone number, including area code: (406) 373-8700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The description of the First Supplemental Indenture below under Item 2.03 is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

On October 17, 2012, the Company completed the offering (the “Offering”) of $396,750,000 aggregate principal amount of its 1.75% Convertible Senior Notes due 2032 (the “Notes”), including $51,750,000 aggregate principal amount of Notes purchased by Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as underwriters of the Offering, pursuant to their exercise in full of the over-allotment option granted to them by the Company.

The Notes were issued under the indenture, dated as of November 29, 2010 (the “Base Indenture”), as supplemented by the supplemental indenture, dated October 17, 2012 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Law Debenture Trust Company of New York, as Trustee (the “Trustee”).

The Notes are convertible, under certain circumstances and during certain periods, into cash, shares of the Company’s common stock or a combination thereof, at the Company’s election, based on an initial base conversion rate for the Notes of 60.4961 shares of the Company’s common stock per $1,000 principal amount of Notes (which is equivalent to an initial base conversion price of $16.53 per share of common stock and represents an approximately 50.0% conversion premium over the closing sale price of the Company’s common stock on October 11, 2012, which was $11.02 per share) and an initial incremental share factor of 30.2481. If the price of the Company’s common stock exceeds the base conversion price during specified periods applicable to conversion, holders will receive additional shares of the Company’s common stock upon conversion, as determined based on the incremental share factor. In addition, the base conversion rate, base conversion price and incremental share factor will be subject to customary anti-dilution adjustments upon occurrence of certain events, such as distributions of dividends or stock splits.

On or after October 20, 2019, the Company may redeem the Notes, in whole or in part, for cash. Holders may require the Company to repurchase for cash all or part of their Notes on each of October 15, 2019, October 15, 2024 and October 15, 2029.

The Notes will mature on October 15, 2032, unless earlier converted, redeemed or repurchased. The Notes will bear interest at a rate of 1.75% per annum, which will be payable semi-annually in arrears on each April 15 and October 15 of each year beginning on April 15, 2013.

Each of the following constitutes an event of default under the Indenture: (1) failure to pay principal on the Notes when due at maturity, upon any optional redemption or upon any required repurchase of the Notes pursuant to the Indenture; (2) failure to pay or deliver, as the case may be, the consideration due upon conversion of any Note when due, continued for five days; (3) failure to pay interest on any Note when due; continued for 30 days; (4) failure to timely provide a fundamental change repurchase right notice in accordance with the requirement to do so in the Indenture; (5) failure to comply with the covenants related to consolidation, merger, sale, assignment and lease in the Indenture; (6) failure to comply with any other agreements of the Company contained in the Notes or the Indenture with respect to such debt securities for 60 days after the Company receives notice of such failure; (7) default on the payment of any indebtedness of the Company or any of its significant subsidiaries in excess of $10 million for 30 days after the Company receives notice of such default; (8) failure of the Company or any of its significant subsidiaries to pay one or more final judgments in the aggregate amount exceeding $10 million for 60 days; or (9) certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries.

The Indenture includes requirements that must be met if the Company consolidates or merges with, or sells or otherwise disposes of the Company’s assets as an entirety or substantially as an entirety to, another entity.

The foregoing summary is qualified in its entirety by reference to the text of the Base Indenture, the First Supplemental Indenture, a copy of which is attached as in Exhibit 4.1 to this Current Report on Form 8-K, and the Notes, a form of which is attached as Exhibit 4.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

4.1	First Supplemental Indenture, dated October 17, 2012, between the Company and Law Debenture Trust Company of New York, as trustee

4.2	Form of Note for the 1.75% Convertible Senior Notes due 2032 (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STILLWATER MINING COMPANY

By:	/s/ Brent R. Wadman
Brent R. Wadman
Corporate Secretary

Date: October 17, 2012

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	First Supplemental Indenture, dated October 17, 2012, between the Company and Law Debenture Trust Company of New York, as trustee

4.2	Form of Note for the 1.75% Convertible Senior Notes due 2032 (included in Exhibit 4.1)